Exhibit 99.2

For Immediate Release

Contacts for Avery Dennison Corporation:	Contacts for Paxar Corporation:

Media Relations:	Media:
Laurence J. Dwyer	David R. Reno / Brooke A. Morganstein
(626) 304-2014	(212) 687-8080
communications@averydennison.com	Sard Verbinnen & Co
Or:
Ian D. Campbell / Whitney L. Hays
(213) 630-6550	Investor Relations:
Tom Johnson	Robert M. Powers
(212) 371-5999	(914) 697-6862
The Abernathy MacGregor Group

Investor Relations:
Cynthia S. Guenther
(626) 304-2204
investorcom@averydennison.com

AVERY DENNISON TO ACQUIRE PAXAR FOR $1.3 BILLION

OR $30.50 PER SHARE

  Enhances growth potential in untapped markets, including Asia
  Projected annualized cost synergies of $90 - $100 million
  Accretion to EPS, excluding integration-related charges, expected in 12 months following close

     Pasadena, Calif. and White Plains, New York -- March 22, 2007 -- Avery Dennison Corporation (NYSE: AVY) and Paxar Corporation (NYSE: PXR) today announced that their boards of directors have unanimously approved a definitive agreement for Avery Dennison to acquire all outstanding shares of Paxar for $30.50 per share in a cash transaction valued at approximately $1.34 billion. The transaction is expected to enhance Avery Dennison’s ability to compete and grow in the fragmented, expanding $15 billion-plus global retail information and brand identification market.

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     “This combination is a terrific strategic fit,” said Dean A. Scarborough, president and chief executive officer of Avery Dennison. “Paxar’s highly complementary capabilities advance our strategy to deliver exceptional products and superior service to customers at every level of the global retail supply chain, and to increase efficiency and reduce costs in a rapidly changing and increasingly competitive global marketplace. In addition, this acquisition will allow us to invest in product innovation and services that will serve our existing customers even better.”

     Avery Dennison’s Retail Information Services (RIS) business represents one of its fastest-growing units. RIS provides brand identification and supply chain management solutions primarily for manufacturers and retailers, including tag and label design and printing; inventory and shipment tracking; and data management systems.

     “This combination will give us the capabilities, products and geographic reach to pursue new segments of the global retail information and brand identification market. These segments include retailers and manufacturers serving local customers in India and China,” said Mr. Scarborough.

     “Combining with Avery Dennison provides substantial benefits to our customers while delivering compelling value to Paxar shareholders,” added Rob van der Merwe, chairman, president and chief executive officer of Paxar Corporation. “In particular, the broader capabilities of the combined Company will better meet customer demands for improved quality, product innovation and speed of delivery. Although we understand that some jobs will be affected through the integration of our businesses, employees of the combined Company will have expanded opportunities as part of a larger organization.”

Customer Benefits

     In this evolving marketplace, it is increasingly important to be close to the local manufacturing clusters, the two companies said. With their complementary geographic footprints, in particular with Paxar’s greater focus on Europe, the acquisition improves the combined Company’s ability to serve customers in Europe, Latin America, the

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Middle East and Asia.

     “Lower-cost production – and higher levels of quality and speed of delivery – will be crucial for winning against the local and regional competition we face at the buying office and factory levels,” said Mr. Scarborough. “This combination will benefit the factories that purchase our tickets and tags as well as the retailers and the brand owners they supply.”

Financial Terms

     Under the terms of the agreement, Avery Dennison will purchase each common share of Paxar for $30.50. Based upon Paxar’s closing price of $24.03 on Thursday, March 22, 2007, this represents a premium of 27 percent. JPMorgan Chase Bank, N.A. has committed $1.35 billion in acquisition financing and will also arrange long-term financing.

Cost Savings/Accretion

     Avery Dennison expects approximately $90 to $100 million in annual cost savings, with similar infrastructure enabling the elimination of redundant production costs and reductions in selling, general and administrative expenses, including corporate overhead and back office support. Avery Dennison currently estimates that there will be integration costs, including restructuring and asset impairment charges ranging from $100 to $125 million, plus information technology (IT) integration costs and other IT investments of at least $50 million. Excluding these costs, the transaction is expected to turn accretive to earnings per share within one year following the close of the transaction. Avery Dennison management has a successful track record of integrating international acquisitions and achieving significant cost synergies. Avery Dennison expects to realize its targeted savings within 24 months following the close of the transaction.

Integration

     The two companies will develop an integration plan that retains the best systems and people from both organizations.

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“While there will be a reduction in overlapping positions, employees will be part of a stronger, more rapidly growing global business,” said Mr. Scarborough. “We plan on retaining top-notch talent to ensure that we are the best in the industry.”

Closing Terms and Conditions

     The transaction is expected to close by year-end and is subject to Paxar shareholder approval, as well as regulatory approvals in the U.S. and other countries.

     J.P. Morgan Securities Inc. acted as exclusive financial advisor to Avery Dennison, and Wachtell Lipton Rosen & Katz and Latham & Watkins LLP acted as legal advisors. Goldman, Sachs & Co. acted as exclusive financial advisor to Paxar, and Kirkland & Ellis LLP acted as legal counsel.

Web Cast of Conference Call

     Avery Dennison and Paxar will host a Web cast to discuss this announcement. The Web cast will be held Friday, March 23 at 8:30 a.m. Eastern Daylight Saving Time (EDT). A web cast of the call will be accessible on Avery Dennison's website (www.investors.averydennison.com) and Paxar’s website (www.paxar.com).

The web cast and handout will be archived on Avery Dennison’s website.

About Avery Dennison Corporation

     Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 Company with 2006 sales of $5.6 billion. Avery Dennison employs more than 22,000 individuals in 49 countries worldwide who apply Avery Dennison’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets. Products offered by Avery Dennison include Avery brand office products and graphics imaging media, Fasson brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail

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and apparel industries, and specialty tapes and polymers.

About Paxar Corporation

     Paxar is a global leader in providing identification solutions to the retail and apparel industry, worldwide. Paxar’s leadership in brand development, merchandising, information services and supply chain solutions enables Paxar to satisfy customer needs around the world.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

     This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about Avery Dennison's anticipated acquisition of Paxar and statements about projected future financial and operating results. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.

     All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

Risks, Uncertainties and Assumptions - Avery Dennison

     Risks, uncertainties, and assumptions pertaining to Avery Dennison include, but are not limited to, the impact of economic conditions on underlying demand for the Company’s products; the impact of competitors’ actions, including expansion in key markets, product offerings and pricing; the degree to which higher raw material and energy-related costs can be passed on to customers through selling price increases (and previously implemented selling price increases can be sustained), without a significant loss of volume; potential adverse developments in legal proceedings and/or investigations, including those regarding competitive activities, and including possible fines, penalties, judgments or settlements; the ability of Avery Dennison to achieve and sustain targeted cost reductions; credit risks; ability to obtain adequate financing arrangements; changes in governmental regulations; foreign currency exchange rates and other risks associated with foreign operations; impact of war, terror, natural disasters and epidemiological events on the economy and Avery Dennison’s customers and suppliers; successful integration of acquisitions; financial condition and inventory strategies of customers; changes in customer order patterns; loss of significant contract(s) or customer(s); timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in Avery Dennison’s SEC filings.

Risks, Uncertainties and Assumptions - Paxar

     Risks, uncertainties and assumptions pertaining to Paxar include, but are not limited to, the ability of Paxar to achieve and sustain targeted cost reductions, for example, those related to its global apparel realignment plan and other restructuring/reorganization initiatives; changes in foreign currency exchange rates; political or economic instability in Paxar’s major markets; the impact of competitive products and pricing; fluctuations in cost and availability of petroleum-based raw materials; fluctuations in retail and apparel industry demand affecting sales to customers; and other matters referred to in Paxar’s SEC filings.

Risks, Uncertainties and Assumptions - The Transaction

     Forward looking statements pertaining to Avery Dennison’s acquisition and integration of Paxar include statements relating to or of expected synergies, cost savings, accretion, timing, industry size, execution of integration plans and management and organizational structure. Risks, uncertainties and assumptions pertaining to the transaction include the possibility that the market for and development of certain products and services may not proceed as expected; that the Paxar acquisition does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the proposed acquisition, the businesses of the companies suffer due to uncertainty or diversion of management attention; that the parties are unable to successfully execute their integration strategies, or achieve planned synergies and cost reductions, in the time and at the cost anticipated or at all; acquisition of unknown liabilities; effects of increased leverage; and other matters that are referred to in the parties’ SEC filings.

     For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Avery Dennison’s and Paxar’s reports on Form 10-K both of which were filed on February 28, 2007 with the SEC.

     Forward-looking statements included in this news release are made only as of the date of this news release, and the companies undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances except as may be required by law.